Exhibit 99.1

Press Release	Source: Cornerstone Bancshares, Inc.

Cornerstone Bancshares, Inc. Announces 1st Quarter 2003 Financial Results April 11, 2003
Friday April 11, 8:00 am ET

HIXSON, Tenn., April 11 /PRNewswire-FirstCall/ — Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ - News) today announced the following:

The first quarter of 2003 started out with unusually strong loan growth as the Bank originated 60% of the 2003’s budgeted loan growth and 65% of asset growth during the first quarter. This bodes well for the remainder of 2003 as the Bank leverages its relatively fixed infrastructure and becomes more profitable. The corporation earned $402 thousand for the first quarter of 2003, an 89% increase over the same time period in 2002. The core of our recent success is the added talent hired during 2002. The Bank will commence the construction of its Ooltewah Branch and expects the branch to open during the first quarter of 2004.

The asset quality remained at the superior level during the first quarter of 2003 as non-performing loans as a percentage of average total loans remained at .04%. The Bank recovered a large amount of a previously charged off loan and as a result the Bank had a very small net charge off for the quarter and was able to maintain the Bank’s loan loss allowance above the 1.30% level with minimal loan loss provision.

Cornerstone Bancshares, Inc. 1st quarter 2003 earnings of $402 thousand represents an 88.9% increase over the 1st quarter in 2002 earnings of $213 thousand. Earnings per share for the 1st quarter 2003 was $0.33 compared to $0.17 per share for the 1st quarter of 2002. Cornerstone is confident this earnings growth will continue throughout 2003 and anticipate earnings per share to grow to $1.30 a share, an increase of 51% over 2002.

Cornerstone Bancshares, Inc. is a one bank holding company serving the Chattanooga, Tennessee MSA with 4 branches and $170 million in assets specializing in business financial services.

CORNERSTONE BANCSHARES, INC.

Selected Financial Information as of March 31, 2003

(in thousands)

	Three Months Ending Mar 31%			Year-to-Date Ending Mar 31%
	2003	2002	Change	2003	2002	Change
EARNINGS SUMMARY
Interest income	$2,640	$2,296	14.99%	$2,640	$2,296	14.99%
Interest expense	812	870	-6.68%	812	870	-6.68%
Net interest income	1,828	1,426	28.22%	1,828	1,426	28.22%
Provision for loan loss	105	115	-8.70%	105	115	-8.70%
Net interest income after provision	1,723	1,311	31.46%	1,723	1,311	31.46%
Noninterest income	286	224	27.60%	286	224	27.60%
Noninterest expense	1,354	1,181	14.60%	1,354	1,181	14.60%
Pretax income	655	353	85.42%	655	353	85.42%
Income taxes	253	140	80.46%	253	140	80.46%
Net income	$402	$213	88.67%	$402	$213	88.67%
Earnings per common share	$0.33	$0.17		$0.33	$0.17
Weighted average common shares outstanding	1,233,167	1,233,167		1,233,167	1,233,167

	Three Months Ending Mar 31%			Year-to-Date Ending Mar 31%
	2003	2002	Change	2003	2002	Change
AVERAGE BALANCE SHEET SUMMARY
Loans, net of unearned income	$127,171	$104,282	21.95%	$127,171	$104,282	21.95%
Investment securities	26,727	22,261	20.06%	26,727	22,261	20.06%
Earning assets	153,898	126,543	21.62%	153,898	126,543	21.62%
Total assets	164,807	137,814	19.59%	164,807	137,814	19.59%
Noninterest bearing deposits	16,486	12,853	28.27%	16,486	12,853	28.27%
Interest bearing transaction deposits	44,209	36,623	20.71%	44,209	36,623	20.71%
Certiifcates of deposit	71,567	65,611	9.08%	71,567	65,611	9.08%
Total deposits	132,262	115,087	14.92%	132,262	115,087	14.92%
Other interest bearing liabilities	16,097	7,652	110.36%	16,097	7,652	110.36%
Shareholder’s equity	15,383	14,214	8.22%	15,383	14,214	8.22%

	Three Months Ending Mar 31		Year-to-Date Ending Mar 31
	2003	2002	2003	2002

SELECTED RATIOS

Average equity to average assets	9.33%	10.31%	9.33%	10.31%
Average net loans to average total assets	77.16%	75.67%	77.16%	75.67%
Return on average assets	0.98%	0.62%	0.98%	0.62%
Return on average total equity	10.45%	6.00%	10.45%	6.00%
Book value per common share	$12.47	$11.53

Source: Cornerstone Bancshares, Inc.